EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 21, 2004 relating to the financial statements, which appear in the Annual Report on Form 11-K of the ACS Savings Plan for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CHAPMAN, HEXT & CO., P.C.

Richardson, Texas
August 3, 2004